EXHIBIT 5

DIANE D. DALMY
ATTORNEY AT LAW
2000 EAST 12TH AVENUE
SUITE 32/10B
DENVER, COLORADO 80206
303.985.9324 (telephone)
303.988.6954 (facsimile)
email: ddalmy@earthlink.net

January 9, 2014

Fresh Start Private Management, Inc.
601 N. Parkcenter Drive
Suite 103
Santa Ana, California 92705

Gentlemen:

I have acted as legal counsel for Fresh Start Private Management, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 15,000,000 shares of Common Stock, $0.001 par value, of the Company (the “Shares”), which may be issued pursuant to that certain 2013 Stock Option Plan (the "Stock Option Plan"), those certain advisory board agreements by and between the Company and certain advisory board members, those certain executive service agreements by and between the Company and certain executives and other contractual arrangements between the Company and third parties (collectively, the “Agreements”).

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  I express no opinion concerning any law other than the corporation laws of the State of Nevada and the federal law of the United States.  As to matters of Nevada corporation law, I have based our opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, I am of the opinion that the Shares issued pursuant to the Stock Option Plan and Agreements are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Stock Option Plan and Agreements, will be validly issued, fully paid and nonassessable. I am further of the opinion that the issuance of the Shares will not be a violation of any prohibitions of the rules and regulations pertaining to S-8.

Fresh Start Private Management Inc.
Page Two
January 9, 2014

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Sincerely,

/s/ Diane D Dalmy
Diane D. Dalmy